AGREEMENT FOR PURCHASE AND SALE

                                       OF

                                  REAL PROPERTY



                                 By and Between

                        METRIC INCOME TRUST SERIES, INC.,
                            a California corporation,

                                   as Seller,

                                       and

                             T.L. SWINT INDUSTRIES,
                            an Illinois corporation,

                                    as Buyer.


                                  May 16, 1996

                              Property Located At:

                             24 Orland Square Drive,
                              Orland Park, Illinois

                                    Known As:

                               Pearle Vision Store

                                TABLE OF CONTENTS

ARTICLE


l        BASIC DEFINITIONS                                                     1

         Section           1.1      Closing Date                               1
         Section           1.2      Contract Period                            1
         Section           1.3      Inspection Period                          1
         Section           1.4      Intangible Property                        1
         Section           1.5      Leases                                     1
         Section           1.6      Personal Property                          1
         Section           1.7      Property                                   1
         Section           1.8      Real Property                              2
         Section           1.9      Title Company                              2
         Section           1.10     Title Report                               2

2        PURCHASE AND SALE                                                     2

         Section           2.1      Purchase and Sale                          2
         Section           2.2      Purchase Price                             2
         Section           2.3      Buyer's Review and Seller's
                                    Disclaimer                                 2
         Section           2.4      Environmental Report                       5

3        CONDITIONS PRECEDENT                                                  5

         Section           3.1      Conditions                                 5
         Section           3.2      Failure or Waiver of Conditions Precedent  6

4        COVENANTS, WARRANTIES AND REPRESENTATIONS                             6

         Section           4.1      Seller's Warranties and
                                    Representations                            6
         Section           4.2      Seller's Covenants                         7
         Section           4.3      Buyer's Warranties and
                                    Representations                            8
         Section           4.4      Limitations                                8


                                       (i)

ARTICLE

5        ESCROW AND CLOSING                                                    9

         Section           5.1      Escrow Arrangements                        9
         Section           5.2      Title Company's Duties and Closing        10
         Section           5.3      Closing Costs                             11
         Section           5.4      Prorations                                11
         Section           5.5      Closing Date                              12
         Section           5.6      Insurance                                 12
         Section           5.7      Tenant Estoppels                          12
         Section           5.8      Delivery of Original Documents            13
         Section           5.9      Filing of Reports                         13

6        DEPOSIT                                                              14

7        MISCELLANEOUS                                                        14
         Section           7.1      Damage or Destruction                     14
         Section           7.2      Brokerage Commissions and Finder's
                                    Fees                                      15
         Section           7.3      Leasing Commissions                       15
         Section           7.4      Successors and Assigns                    15
         Section           7.5      Notices                                   15
         Section           7.6      Time                                      16
         Section           7.7      Possession                                16
         Section           7.8      Incorporation by Reference                17
         Section           7.9      No Deductions or Off-Sets                 17
         Section           7.10     Attorneys' Fees                           17
         Section           7.11     Construction                              17
         Section           7.12     No Merger                                 17
         Section           7.13     Governing Law                             17
         Section           7.14     Disclosure of Information                 17
         Section           7:15     Damages                                   18
         Section           7.16     Termination without Breach                18
         Section           7.17     Counterparts                              19
         Section           7.18     Entire Agreement                          19
         Section           7.19     Tax-Free Exchange                         19



                                      (ii)

EXHIBITS


Exhibit A         -        Legal Description
Exhibit B         -        List of Due Diligence Items
Exhibit C         -        Form of Inquiry Memorandum
Exhibit C-1       -        Schedule of Exceptions
Exhibit D                  Form of Transfer Tax Declarations
Exhibit E         -        Form of Deed
Exhibit F         -        Form of General Assignment
Exhibit G         -        Form of Bill of Sale
Exhibit H         -        Form of Assignment of Lease
Exhibit I         -        Form of FIRPTA Certificate
Exhibit J         -        Form of Title Insurance Policy
Exhibit K         -        Form of Affidavit of Title
Exhibit L         -        Form of Illinois Notice of Sale or Purchase of
                           Business Assets
Exhibit M         -        Form of Letter to Tenant
Exhibit N         -        Form of Estoppel Certificate

                                      (iii)

                         AGREEMENT FOR PURCHASE AND SALE
                                       OF
                                  REAL PROPERTY


         THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY is made and entered into as of May 16, 1996 by and between METRIC INCOME TRUST SERIES, INC., a California corporation ("Seller"), and T.L. SWINT INDUSTRIES, an Illinois corporation ("Buyer").

                                    ARTICLE 1

                                BASIC DEFINITIONS

         Section 1.1 Closing Date. The term "Closing Date" shall mean the date upon which the escrow described in Article 5 closes, which date shall be no later than the date specified in Section 5.5 hereof.

         Section 1.2 Contract Period. The term "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date.

         Section 1.3 Inspection Period. The term "Inspection Period" shall mean the period following the date of this Agreement, ending at 5 p.m. on June 17, 1996.

         Section 1.4 Intangible Property. The term "Intangible Property" shall mean Seller's rights and interests in the following: (i) the Leases, (ii) any service contracts pertaining to the Real Property, (iii) any governmental licenses, permits and approvals held by Seller relating to the occupancy or use of the Real Property, and (iv) any existing warranties held by Seller and given by third parties with respect to the Real Property.

         Section 1.5 Leases. The term "Leases" shall mean all leases and/or rental agreements for occupancy of any portion of the Real Property.

         Section 1.6 Personal Property. The term "Personal Property" shall mean Seller's interest, if any, in all furniture, fixtures, machinery, appliances, equipment and other personal property located on the Real Property and utilized in connection with the ownership and operation of the Real Property by Seller, but specifically excluding any and all personal computers, software, facsimile machines and copy machines located on the Real Property or utilized in connection therewith.

         Section 1.7 Property. The term "Property" shall mean the Real Property, as more particularly described in Exhibit A attached to this Agreement, the Personal Property and the Intangible Property.

         Section 1.8 Real Property. The term "Real Property" shall mean that certain real property (including, without limitation, any and all improvements) with a mailing address of 24 Orland Square Drive, Orland Park, Illinois . The land component of the Real Property is described with precision in the Title Report.

         Section 1.9 Title Company. The term "Title Company" shall mean Chicago Title Insurance Company whose address for this transaction is as follows:

         Chicago Title Insurance Company
         388 Market Street, Suite 1300
         San Francisco, California 94111
         Attn: Mr. Kevin Thompson, Senior Escrow Officer
         Escrow No. 18606
         Fax No. (415) 956-2175
         Phone No. (415) 788-0871

         Section 1.10 Title Report. The term "Title Report" shall mean the commitment for title insurance with respect to the Real Property to be issued by Title Company.

                                    ARTICLE 2

                                PURCHASE AND SALE

         Section 2.1 Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller upon all of the terms, covenants and conditions set forth in this Agreement.

         Section 2.2 Purchase Price. The purchase price for the Property (the "Purchase Price") shall be the sum of One Million Seventy Thousand and No/100 Dollars ($1,070,000.00) payable as follows:

         (a)      Payment of the Deposit; and

         (b) The balance of the Purchase Price shall be paid in cash through the escrow established pursuant to Section 5.1 on the Contract Date.

         Section 2.3 Buyer's Review and Seller's Disclaimer.

         (a) On or before the date of this Agreement, Seller has furnished to Buyer copies of each of the documents described on Exhibit B hereto pertaining to the Property. By placing its initials in the space provided below, Buyer acknowledges its receipt of each of the documents to be delivered by Seller described on Exhibit B.

                            Buyer's Initials: /s/ TLS

         No later than twenty (20) days after the date of this Agreement, Seller shall deliver to Buyer the Title Report together with copies of all exceptions referred to therein, an updated survey made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 and certified to Purchaser, Seller and the Title Company, and copies of all contracts, leases, permits and licenses affecting the Property in Seller's possession. Buyer shall have until the end of the Inspection Period to approve in writing all of such documents. Any such documents not expressly disapproved by Buyer in writing before the end of the Inspection Period shall be deemed approved.

         Any exceptions to the Title Report, the survey or other documents and information pertaining to exceptions to title not expressly disapproved by Buyer in writing on or before the end of the Inspection Period shall be deemed approved and shall be referred to as the "Exceptions." Within five (5) days after any notice from Title Company identifying the need to amend or add any exception to the Title Report, Buyer shall notify Seller of any objections Buyer may have to said amendment or addition, failure to disapprove such amendment or addition shall be deemed to be approval. Seller shall use reasonable efforts to remove prior to the Closing Date as matters affecting title any disapproved exceptions other than items 2, 3, 4, 5, 6, 7, 8, 9 and 11of Schedule B of Chicago Title Insurance Company's Policy No. 72-27-319 issued in favor of Seller, and any claim by Forsythia Realty Corp. or Vista Bella Realty Corp. or their respective successors and assigns, in respect of which Chicago Title Insurance Company has affirmatively insured Seller and has agreed to insure any buyer of the Real Property from Seller (all of the foregoing of which shall constitute "Exceptions"), but Seller shall not be required to institute any litigation or incur any cost in excess of $10,000 to do so. If, prior to the Closing Date, Seller notifies Buyer that Seller will not or will not be able to remove any of the disapproved exceptions, then, within five (5) days after the giving of such notice by Seller, or prior to the Closing Date, whichever is earlier, Buyer shall give Seller and Title Company written notice, either that Buyer (i) waives its prior disapproval of the disapproved exceptions and accepts such title as Seller is willing to convey, or (ii) terminates this Agreement.

         (b) Prior to expiration of the Inspection Period, Buyer shall have the right, at its sole cost and expense, to conduct whatever inspections, studies, tests and investigations Buyer desires to conduct relating to the Property including, without limitation, the physical, environmental, economic and legal condition of the Property (the "Inspections"). Buyer shall indemnify and defend Seller against and hold Seller harmless from any and all loss, cost, claim, liability and expense (including reasonable attorneys fees) arising out of Buyer's activities on the Real Property during the Inspection Period. Prior to expiration of the Inspection Period, Buyer shall complete the Inspections and notify Seller in writing of its approval or disapproval of the Property. Failure to timely disapprove the Property in writing shall be deemed to be approval by Buyer and constitute Buyer's waiver of the condition set forth in Section 3.1
(a) (i) below.

         (c) Buyer hereby agrees that the waiver or satisfaction of the condition set forth in Section 3.1(a) (i) below shall constitute an acknowledgment that Buyer (a) has concluded whatever studies, tests, and investigations Buyer desired to conduct relating to the Property including, without limitation, economic reviews and analyses, soils tests, engineering analyses, environmental analyses and analysis of any applicable records of the planning, building, public works or any other governmental or quasi-governmental entity having or asserting jurisdiction over the Property;
(b) has reviewed and read (or has elected not to do so) and has understood all instruments affecting the Property and/or its value which Buyer deems relevant, including, without limiting the generality of the foregoing, all documents referred to in the Title Report and all leases, operating statements, demographic studies and market analyses; (c) and its consultants have made all such independent studies, analyses and investigations, as Buyer has deemed necessary, including, without limitation, those relating to environmental matters and the leasing, occupancy and income of the Property; (d) is relying solely on its own investigations as to the Property and its value and is assuming the risk that adverse physical, economic or other conditions (including, without limitation, adverse environmental conditions (including, without limitation, soils and groundwater conditions) and status of compliance with the requirements of the Americans With Disabilities Act of 1990 or the Fair Housing Act of 1968, as amended) may not have been revealed by such investigation; and (e) that Seller has given Buyer every opportunity to consider, inspect and review to its satisfaction the physical, environmental, economic and legal condition of the Property and all files and information in Seller's possession which Buyer deems material to the purchase of the property.

         (d) Except as otherwise expressly provided in Section 4.1 below, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or its value or matters affecting the Property, including, without limitation, the physical condition of the Property, title to or the boundaries of the Real Property, pest control matters, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with the Americans With Disabilities Act of 1990, Fair Housing Act of 1968 (as amended) or other building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns and all other information pertaining to the Property. Buyer, moreover, acknowledges (i) that Seller did not develop or construct the Real Property, (ii) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property and (iii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 4.1 below, made by Seller or anyone acting or claiming to act on Seller's behalf concerning the Property or its value. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Buyer agrees that the Property is to be sold to and accepted by Buyer in its "AS IS" condition and WITH ALL FAULTS on the Closing Date and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation.

         (e) Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in Sections 4.1 or 4.2 below, and except for any liability imposed upon Seller by any applicable federal, state or local environmental law, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, partners, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property. Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

                            Buyer's Initials: /s/ TLS
                                             ---------

         Section 2.4 Environmental Report. As part of its inspection of the Property, Buyer shall have the right to obtain whatever environmental reports Buyer desires with respect to the Real Property, the expense of which shall be paid by Buyer. Buyer shall have until the end of the Inspection period to approve or disapprove any such environmental reports; and if Buyer disapproves any such environmental report, this Agreement shall be terminated by Buyer before the end of the Inspection Period in accordance with Section 3.2 hereof. Buyer agrees to send to Seller a copy of any environmental report obtained by Buyer in respect of the Property promptly after Buyer's receipt of same.

                                    ARTICLE 3

                              CONDITIONS PRECEDENT

         Section 3.1 Conditions.

         (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver by Buyer of the following conditions precedent:

         (i) Buyer's inspection and approval, within the Inspection Period, of all physical, environmental, economic and legal matters relating to the Property, pursuant to Sections 2.3 and 2.4 above.

         (ii) The  willingness  of Title Company or some other  reputable  title insurer acceptable to Buyer to issue its standard (American Land Title Association) owner's form policy of title insurance ("Buyer's Title Policy"), insuring Buyer in the amount of the Purchase Price that title to the Real Property is vested of record in Buyer on the Closing Date, subject only to the printed conditions and exceptions of such policy and the Exceptions. Buyer's title policy shall contain extended coverage over the general exceptions, an ALTA 3.1 zoning endorsement, a survey endorsement, a creditor's rights endorsement and such other endorsements as determined by Buyer to be reasonably necessary which such determination shall be made by Buyer prior to expiration of the Inspection Period. Buyer agrees that the waiver or satisfaction of the condition set forth in Section 3.1 (a) (i) above shall constitute an acknowledgement that Buyer has determined that it can obtain the Buyer's title policy with all endorsements deemed necessary by Buyer.

         (b) Notwithstanding anything in this Agreement to the contrary, Seller's obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver by Seller of the following conditions precedent:

         (i) The willingness of Title Company to issue the Buyer's Title Policy.

         (ii) Buyer's timely satisfaction or waiver of the condition set forth in Section 3.1(a) (i) above.

         Section 3.2 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 3.1 are not fulfilled or waived by the party intended to be benefited thereby, this Agreement shall terminate. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b) above. Buyer's failure to notify Seller in writing of the failure of any of the conditions set forth in
Section 3.1(a) on or before the end of the Inspection Period shall constitute a waiver of such condition. In any event, Buyer's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions.

                                    ARTICLE 4

                    COVENANTS, WARRANTIES AND REPRESENTATIONS

         Section 4.1 Seller's Warranties and Representations. Seller hereby represents and warrants to Buyer as follows:

         (a) This Agreement has been approved by Seller's Board of Directors. Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement and all actions of Seller and its Board of Directors necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on behalf of Seller have been taken; and

         (b) Minton J. Newell (the "Agent") the Senior Vice President and Director of Property Sales of Metric Management, Inc., an affiliate of Metric Realty, the Seller's advisor, based solely upon inquiry, by means of the Inquiry Memorandum attached to this Agreement as Exhibit C (the "Inquiry Memorandum"), of the individuals listed thereon, each of whom responded to such Inquiry Memorandum, and without any independent investigation or further inquiry, has no actual knowledge, as of the date hereof, except as specifically set forth in Exhibit C-l attached hereto and incorporated herein by reference, that:

         (i) Seller has received any written notice from any governmental authorities that eminent domain proceedings for the condemnation of the Real Property are pending or are under consideration;

         (ii) Seller has received any written notice of any threatened or pending litigation against Seller which would materially and adversely affect the Property;

         (iii) Seller has received any written notice from any governmental authority that the improvements located on the Real Property are presently in violation of any applicable building codes;

         (iv) Seller has received any written notice from any governmental authority that Seller's use of the Real Property or any improvement on the Real Property is presently in violation of any applicable zoning, land use or other law, order, ordinance, rule or regulation affecting the Real Property; or

         (v) except for matters, if any, disclosed in the environmental reports, if any, delivered to Buyer by Seller or which may be disclosed in any environmental reports obtained by Buyer, (a) there has occurred, any release of Hazardous Substances (as hereinafter defined) located on or beneath the Real Property; (b) Seller has been required by any governmental agency to undertake any remediation activity with respect to Hazardous Substances on the Real Property, (c) the Real Property is comprised of any building, equipment, structure or other stationary item containing a chemical subject to reporting under Section 312 of the Federal Emergency Planning and Community Right-To-Know Act of 1986, as amended, 42 U.S.C. Section 6901 et seq., and Federal regulations promulgated thereunder; and (d) the Real Property described herein does contain an underground storage tank which requires notification under Section 9002 of the Solid Waste Disposal Act, as amended, 42 U.S.C. Section 6901 et seq., and Federal regulations promulgated thereunder. As used herein the term "Hazardous Substances" shall mean and include any and all toxic or hazardous substances, materials or wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and in any and all amendments thereto in effect as of the Closing Date, or such substances, materials or wastes otherwise regulated under any applicable local, state or federal law including, without limitation, petroleum products.)

         (c) Seller has delivered to Buyer a true, correct and complete copy of the only Lease for occupancy of any portion of the Real Property and all amendments thereto; and there are no currently uncured defaults by the tenant under the Lease.

         (d) There are no employees of the Property or Seller who will become employees of Purchaser after the Closing Date or for which Purchaser shall be responsible in any way.

         Section 4.2 Seller's Covenants. Seller hereby covenants and agrees that:


         (a) During the Contract Period, Seller will not enter into any service contracts binding upon Buyer other than in the ordinary course of business and on terms consistent with then current market conditions without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any proposed contract in writing within five (5) working days following Seller's request for such action.

         (b) During the Contract Period, Seller will not enter into any leases for any portion of the Real Property or modification of the existing lease without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any proposed lease in writing within five (5) working days following Seller's request for such action. The cost to landlord of any leasing commissions payable in connection with the lease of any portion of the Real Property which becomes effective at any time during the Contract Period shall be prorated between Buyer and Seller, based on the initial term of the lease, as of the Closing Date. Buyer shall be responsible for all such costs for any leases commencing after the Closing Date.

         Section 4.3 Buyer's Warranties and Representations. Buyer hereby represents and warrants to Seller that (a) Buyer and any entity to which Buyer may assign this Agreement pursuant to Section 7.4 below have, and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and (b) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken.

         Section 4.4 Limitations. The parties agree that (a) Seller's warranties and representations contained in this Agreement and in any document (including any certificate) executed by Seller pursuant to this Agreement shall survive Buyer's purchase of the Property only for a period of six (6) months after the Closing Date (the "Limitation Period"), and (b) Buyer shall provide actual written notice to Seller of any breach of such warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and diligently pursued. If Seller fails to cure such breach after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Buyer shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller's failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations.

                                    ARTICLE 5

                               ESCROW AND CLOSING

         Section 5.1 Escrow Arrangements. An escrow for the purchase and sale contemplated by this Agreement has been opened by Seller with Title Company under its escrow number 18606. On or before the Closing Date, Seller and Buyer shall deliver joint escrow instructions to the Title Company consistent with this Article 5 and the parties shall deposit in escrow the funds and documents described below.

         (a) Buyer shall deposit or cause to be deposited:

         (i) the balance of the cash portion of the Purchase Price ("Seller's Funds"), plus sufficient cash to pay Buyer's share of all escrow costs, prorations and closing expenses as set forth in Sections 5.3 and 5.4 below;

         (ii) a counterpart Assignment of Leases (as defined in subparagraph (b)
(iv) below), duly executed by Buyer;

         (iii) a counterpart  General Assignment (as defined in subparagraph (b)
(ii) below), duly executed by Buyer;

         (iv) a counterpart Closing Statement setting forth all prorations and disbursements in respect to this transaction (the "Closing Statement"); and

         (v) counterparts of state and county Transfer Tax Declarations in the form attached hereto as Exhibit D.

         (b) Seller shall deposit:

         (i) a duly executed and acknowledged deed to the Real Property in the form attached to this Agreement as Exhibit E (the "Deed");

         (ii) a duly executed assignment of Seller's interest in the Intangible Property in the form attached to this Agreement as Exhibit F (the "General Assignment");

         (iii) a duly executed bill of sale in the form attached to this Agreement as Exhibit G (the "Bill of Sale");

         (iv) a counterpart Assignment by Seller and assumption by Buyer of Seller's interest in the Leases affecting the Property as of the Closing Date in the form attached hereto as Exhibit H (the "Assignment of Leases"), duly executed by Seller;

         (v) a certificate from Seller certifying the information required by 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in Internal Revenue Code 1445(f) (3) in the form attached to this Agreement as Exhibit I (the "FIRPTA Certificate");

         (vi) the duly executed  estoppel  certificate(s)  required  pursuant to
Section 5.7 below;

         (vii) a certificate from Seller based upon an updated Inquiry Memorandum and an updated response thereto as set forth in Exhibit C-1 attached hereto, as to the status of the Seller's warranties and representations set forth in Section 4.1 (b) hereof as of a time no earlier than three (3) days prior to the Closing Date; and if this certificate discloses any new items as to the matters set forth in Section 4.1 (b) hereof which are adverse to Buyer's interests in regard to its contemplated purchase of the Property, Buyer shall have the option, to be exercised by written notice delivered by Buyer to Seller on or before the Closing Date, to terminate this Agreement and receive a full refund of all monies deposited by Buyer hereunder, or to waive such matters and proceed with the closing of the transaction contemplated herein without reduction of the Purchase Price, and in the event Buyer fails to so terminate this Agreement on or before the Closing Date, Buyer shall be deemed to have elected to close and consummate the transaction contemplated herein;

         (viii) an ALTA statement in the form attached to this Agreement as Exhibit J;

         (ix) an Affidavit of Title in the form attached to this Agreement as Exhibit K;

         (x) an Illinois Bulk Sales Release/Stop Order in the form attached to this Agreement as Exhibit L;

         (xi) a letter to the tenant under the Lease in the form attached to this Agreement as Exhibit M;

         (xii)  a counterpart Closing Statement; and

         (xiii)  counterparts of state and county Transfer Tax Declarations.


         Section 5.2 Title Company's Duties and Closing. Seller and Buyer shall instruct Title Company to close escrow on the Closing Date by:

         (a) Recording all documents as may be necessary to clear title in accordance with the requirements of this Agreement;

                  (b)  Recording the Deed;

                  (c) Paying all closing costs and making all prorations in accordance with Sections 5.3 and 5.4 of this Agreement and a closing statement of adjustments and prorations prepared by Title Company and approved by Buyer and Seller prior to the Closing Date (the "Closing Statement");

                  (d) Delivering to Buyer the Title Policy; Title Company's certified Closing statement; a conformed copy of the Deed showing available recordation information, an original of each of the Assumption Agreement, the Bill of Sale, the Assignment of Leases, the General Assignment and the FIRPTA Certificate and copies of all other documents deposited into Escrow; and

                  (e) Delivering to Seller the Purchase Price, plus or minus closing adjustments and prorations, Title Company's certified Closing Statement, a conformed copy of the Deed, an original of each of the Assumption Agreement, the Bill of Sale, the Assignment of Leases, the General Assignment and the Closing Certificate and copies of all other documents delivered to Title Company.

         Anything contained in this Agreement to the contrary notwithstanding, because the Deed must be recorded in the records of Cook County, Illinois, and because the escrow closing will occur at the Title Company's office in San Francisco, California, Seller and Buyer will instruct the Title Company to forward in advance of the Closing Date the Deed to the Title Company's office in Chicago, Illinois so that the San Francisco and Chicago offices of the Title Company can coordinate the closing. In this regard, as it will not be possible for the Title Company to deliver to Buyer the Title Policy on the Closing Date, the condition precedent set forth in Section 3.1 (a) (ii) will be satisfied by the Title Company's delivering to the Buyer on the Closing Date the Title Report marked by the Title Company on the Closing Date so as to irrevocably commit the Title Company to issue to Buyer Buyer's Title Policy after the Deed has been recorded subject only to the conditions and exceptions specified in Section 3.1
(a) (ii).

         Section 5.3 Closing Costs. Seller and Buyer shall each pay one-half of the escrow fee charged by Title Company. Seller shall pay for (i) the cost of the updated survey, (ii) the cost for Buyer's Title Policy, and any endorsements thereto desired by Buyer up to a total cost of $1,510.00, and Buyer shall pay any cost in excess thereof, (iii) the cost for the state, county and any other transfer tax not to exceed $1,605.00 and Buyer shall pay the cost of any transfer taxes in excess thereof. Buyer shall pay all recording fees and the cost of any environmental reports, engineering reports and the like obtained by Buyer. Each party shall pay its own attorneys' fees.

         Section 5.4 Prorations.

         (a) Real property taxes and assessments, personal property taxes (if any), rent

(whether prepaid or applicable to the current rental period) and all other items of income and expense with respect to the Property, subject to the expenses paid directly or reimbursed by any tenant, shall be prorated between Seller and Buyer as of the Closing Date. Items of income and expense for the Closing Date shall be attributable to Seller. Buyer shall be responsible for all leasing commissions and the cost to landlord of tenant improvements attributable to periods after the Closing Date for all leases executed during the Contract Period as set forth in Section 4.2(b). Buyer shall receive a credit in escrow in the amount of any deposits under Leases in effect on the Closing Date, or any portion thereof, which are in Seller's possession and refundable to the tenant as of the Closing Date plus the amount of any prepaid rent for periods from and after the Closing Date. Buyer shall not be entitled to any interest on such deposits which may have accrued prior to the Closing Date unless such interest, under the terms of the applicable Lease, accrues for the benefit of the tenant. Seller shall receive a credit in escrow for any refundable deposits and/or bonds held by any utility, governmental agency or service contractor with respect to the Property. Any rent collected by Buyer after the Closing Date shall be applied first to pay any rent then due and owing for any period after the Closing Date, and then to pay any rent owing for any period before and including the Closing Date which amount will be remitted by Buyer to Seller immediately upon receipt. If either Buyer or Seller receives any revenues attributable to the period during which it is not the owner of the Property, said party shall promptly forward such amounts to the other party (if such revenues are only partially attributable to the period during which said party is not the owner of the Property, the amount paid to the other party shall be based upon proration as of the Closing Date as set forth above). Buyer shall use its reasonable efforts to collect and assist Seller in collecting any revenue which is owed to Seller as of the Closing Date or which comes due thereafter, but Buyer shall not be required to institute any litigation in respect thereof.

         (b) Buyer and Seller shall cooperate to produce on or before the Closing Date a schedule of prorations which is as complete and accurate as reasonably possible. All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations and any adjustments to initial estimated prorations, shall be made by Buyer and Seller within thirty (30) days following the Closing Date or such later time as may be required, in the exercise of due diligence, to obtain the necessary information for proration. Any net credit due one party from the other as a result of such post-closing prorations and adjustments shall be paid to the other in cash immediately upon the parties' written agreement to a final schedule of post-closing adjustments and prorations.

         Section 5.5 Closing Date. The Closing Date shall occur on a date mutually agreed upon by Buyer and Seller, which shall be not later than July 16, 1996; provided, however, the Closing Date shall occur on any earlier date specified by Buyer by notice given to Seller at least ten (10) business days prior to the earlier Closing Date specified by Buyer.

         Section 5.6 Insurance. Seller's existing liability and property insurance pertaining to the Property shall be cancelled as of the Closing Date, and Seller shall receive any premium refund due thereon. Seller and Buyer will cooperate to insure that the tenant under the Lease is not double billed for reimbursement of liability and property insurance, and in this regard Seller will bill the tenant for such insurance only through the Closing Date, and Buyer will bill the tenant for such insurance commencing on the day after the Closing Date.

         Section 5.7 Tenant Estoppels. Seller shall use its best efforts to obtain and to deliver to Buyer on or before the Closing Date an estoppel certificate substantially in the form attached hereto as Exhibit N from Eyelab, Inc., the only tenant of the Property. In the event Seller is unable to obtain this certificate prior to the Closing Date, Buyer shall have as its only rights or remedies the right either to (i) waive the delivery of the estoppel certificate and close the transaction contemplated herein in accordance with the other terms and provisions of this Agreement, or (ii) notify Seller and the Title Company that Buyer has elected to terminate this Agreement, in which event all funds and documents deposited by each party shall be returned to the party that has deposited same, and thereafter this Agreement shall terminate and be null and void and of no further force or effect.

         Section 5.8 Delivery of Original Documents. Seller agrees to deliver to Buyer on or immediately following the Closing Date all original Leases, service contracts, plans and specifications, plot plans, surveys, soils reports and other original documents in Seller's possession pertaining to the Property which have not previously been delivered to Buyer.

         Section 5.9 Filing of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.

                                    ARTICLE 6

                                     DEPOSIT

         Upon execution of this Agreement, Buyer is depositing in the escrow established with Title Company for this transaction cash in the amount of $50,000.00. Title Company shall invest all funds so deposited in an interest-bearing cash-management account reasonably acceptable to Buyer and Seller. The funds so deposited and all interest thereon are referred to collectively as the "Deposit." In the event that (a) the conditions precedent set forth in Section 3.1 above shall have been satisfied or waived, (b) Seller shall have performed fully or tendered performance of its obligations hereunder and (c) Buyer shall be unable or fail to perform its obligations hereunder, then the entire amount of the Deposit shall be paid to and retained by Seller. Buyer hereby certifies to the Title Company that Buyer's FEIN number is 36-3370462.

                  BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO ESTIMATE OR DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR

         IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER.

                                    ACCEPTED AND AGREED TO:

   /s/  RAF            /s/ TLS
-------------       ------------
   Seller               Buyer

In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit shall be credited against the Purchase Price. The entire amount of the Deposit shall be returned immediately to Buyer in the event that (a) the conditions precedent set forth in Section 3.1 above shall have been satisfied or waived, (b) Buyer shall have performed fully or tendered performance of its obligations hereunder and (c) Seller shall be unable or fail to perform its obligations under this Agreement.

                                    ARTICLE 7

                                  MISCELLANEOUS

         Section 7.1 Damage or Destruction.

         (a) Subject to the provisions of subsection (b) below, Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence during the Contract Period of any damage to or destruction of the Improvements ("Contract Period Damage"). Buyer shall receive a credit in escrow in the amount of any deductible under Seller's insurance policies and any insurance proceeds (net of reasonable costs incurred in securing such proceeds) collected by Seller prior to the Closing Date as a result of any Contract Period Damage and not expended by Seller on repair, replacement or restoration of the Property pursuant to subsection (c) below. Seller promptly shall deliver to Buyer any such insurance proceeds as shall be collected by Seller following the Closing Date.

         (b) Notwithstanding the foregoing, if the cost of repair, replacement or restoration of the Property attributable to any Contract Period Damage exceeds $100,000.00, either party may elect to terminate this Agreement by written notice to the other given not more than ten (10) days following the event of damage or destruction and not later than one day prior to the Closing Date. If the Contract Period Damage arises out of an uninsured risk, Seller shall elect, by written notice given within such 10-day period, either to terminate this Agreement or to close escrow as contemplated in this Agreement with a reduction in the Purchase Price equal to the cost of repair, replacement or restoration of the Property. Upon termination of this Agreement pursuant to this paragraph, Seller shall return to Buyer the Deposit. In the event neither party timely elects to terminate this Agreement pursuant to this subsection, the provisions of subsection (a) above shall be applicable.

         (c) Upon the occurrence of any Contract Period Damage, Seller may, but shall not be obligated to, use any insurance proceeds collected with respect to such Contract Period Damage to repair, replace or restore the Property to the extent reasonably feasible prior to the Closing Date. Seller's election to commence the repair, replacement or restoration of the Property prior to the Closing Date shall in no way imply that Seller has made any representation or warranty with respect to any work performed in connection with such repair, replacement or restoration ("Seller's Repairs"). The plans, materials, choice of contractor and all other material aspects of the performance of Seller's Repairs shall be subject to Buyer's review and approval (which shall not be unreasonably withheld) and to the general disclaimer set forth in Section 2.3 above. In the event that Buyer does not approve any aspect of Seller's Repairs in writing within five (5) days following Seller's request for such approval, Seller may, at its option, terminate this Agreement by written notice delivered to Buyer on or before the Closing Date.

         (d) Notwithstanding anything in this Agreement to the contrary, the insurance proceeds to be credited or delivered to Buyer pursuant to this Section
7.1 shall exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds shall be retained by Seller.

         Section 7.2 Brokerage Commissions and Finder's Fees. Each party to this Agreement warrants to the other that, except for the commissions mentioned below, no person or entity can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon the indemnifying party's acts. Buyer acknowledges that Seller will pay Real Estate Compensation to Epic/Savage Realty Partners and Cushman & Wakefield per a written agreement among Seller, Epic/Savage Realty Partners and Cushman & Wakefield; and Buyer acknowledges that Seller may pay Real Estate Compensation to Metric Realty or its affiliates, but Buyer shall have no obligation or liability with respect thereto.

         Section 7.3 Leasing Commissions. Seller shall indemnify, protect, defend and hold Buyer harmless from and against any leasing commissions payable in connection with the current terms of the Leases (specifically excluding therefrom any commission for option periods, renewal periods, extension periods or waivers of termination rights or as otherwise provided in Section 4.2(b) above). Buyer shall indemnify and hold Seller harmless from and against any other leasing commissions relating to the Property.

         Section 7.4 Successors and Assigns. Buyer may assign Buyer's rights hereunder, and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

         Section 7.5 Notices. All written notices required to be given pursuant to the terms hereof shall be either (i) personally delivered, (ii) deposited in the United States mail, registered or certified return receipt requested, postage prepaid, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmittal by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and addressed as follows:

         To Seller:                 c/o Metric Management, Inc.
                                    1 California Street
                                    Suite 1400
                                    San Francisco, CA  94111-5415
                                    Phone No. (415) 678-2135
                                    Fax No. (415) 678-2291
                                    Attn: Mr. Minton J. Newell

         with a copy to:            Sanford H. Zatcoff, Esq.
                                    Holt, Ney, Zatcoff & Wasserman
                                    100 Galleria Parkway
                                    Suite 600
                                    Atlanta, Georgia 30339
                                    Phone No. (770) 956-9600
                                    Fax No. (770) 956-1490

         To Buyer:                  T.L. Swint Industries
                                    7103 Sands Road
                                    Crystal Lake, Illinois  60014
                                    Phone No. (815) 356-1090
                                    Fax No. (815) 356-1092

         with a copy to:            Lawrence J. Moss, Esq.
                                    D'Ancona & Pflaum
                                    30 N. LaSalle
                                    Suite 2900
                                    Chicago, Illinois  60602
                                    Phone No. (312) 580-2000
                                    Fax No. (312) 580-0923

         The foregoing addresses may be changed from time to time by written notice. Notices shall be deemed received upon the earlier of actual receipt or delivery (or refusal to accept delivery) or three (3) working days following sending as provided above.

         Section 7.6 Time. Time is of the essence of every provision contained in this Agreement.

         Section 7.7 Possession. Possession of the Property shall be delivered to Buyer on the

Closing Date, subject to then existing tenancies.

         Section 7.8 Incorporation by Reference. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

         Section 7.9 No Deductions or Off-Sets. Buyer acknowledges that the Purchase Price to be paid for the Property pursuant to this Agreement is a net amount and shall not be subject to any off-sets or deductions. Any rental rebates, rollbacks or the like mandated with respect to the period of Seller's ownership of the Property shall be paid when due by Buyer.

         Section 7.10 Attorneys' Fees. In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys' fees.

         Section 7.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         Section 7.12 No Merger. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the close of escrow.

         Section 7.13 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Illinois.

         Section 7.14 Disclosure of Information.

         (a) Certain Definitions. For purposes of this Section 7.14, the following terms shall have the respective meanings assigned to them in this subsection (a):

         (i) "Affiliate" shall mean: any person or entity directly or indirectly controlling, controlled by or under common control with the subject person or entity; any person or entity owning or controlling 10% or more of the outstanding voting securities of the subject entity; any officer, director or partner of the subject entity; and any entity for which the subject person or entity acts in the capacity of officer, director or partner;

         (ii) "Buyer Group" shall mean Buyer and its Affiliates, and the directors, officers, employees, partners, agents and representatives of such parties but specifically excluding Epic/Savage Realty Partners and Cushman & Wakefield;

         (iii)  "Metric"  shall  mean  Metric   Management,   Inc.,  a  Delaware
corporation;

Metric Institutional Realty Advisors, L.P., a California limited partnership, Metric Realty Services, Inc., a Delaware corporation, and Metric Realty, an Illinois general partnership; and

         (v) "Disclosure Document" shall mean any offering circular, prospectus, report, advertisement correspondence or other document which names or refers in any manner, directly or indirectly to Metric any of their respective Affiliates or Seller.

         (b) Restrictions on Disclosure. Buyer agrees that, unless Buyer has obtained the prior written consent of Metric, Buyer shall not release, publish or otherwise distribute, and shall not authorize or permit any person or entity (including without limitation any member of the Buyer Group) to release, publish or otherwise distribute, to any person or entity other than Buyer's lawyers, accountants and as required by applicable law or governmental authorities, and other than to Metric or any of their respective Affiliates, any Disclosure Document.

         (c) Indemnification. Buyer and Buyer's principals shall indemnify and hold harmless Metric, their respective Affiliates and Seller, and all directors, officers, employees, partners, agents and representatives of such parties, against and from any and all liability, losses, damages, costs and obligations whatsoever (including without limitation attorneys fees and costs) which arise out of or relate in any way to the release, publishing or other distribution of any Disclosure Document by Buyer or by any person or entity (including without limitation any member of the Buyer Group) whom Buyer has authorized or permitted to release, publish or otherwise distribute such Disclosure Document but specifically excluding Epic/Savage Realty Partners and Cushman & Wakefield.

         Section 7.15 Damages. Buyer agrees that any liability of Seller under any claim brought prior to the Closing Date pursuant to this Agreement or any document or instrument delivered simultaneously or in connection with, or pursuant to this Agreement, shall be limited solely to the Property, and no other assets of Seller shall be subject to levy or execution. With respect to any such claim brought following the Closing Date, any liability of Seller shall be limited solely to the assets of Seller. In no event shall Buyer seek satisfaction for any such obligation from any of the officers, shareholders, directors or agents of Seller. Except with respect to a willful or voluntary default by Seller of its obligation to convey the Property to Buyer as provided in this Agreement, Buyer specifically waives any right to seek specific performance of Seller's obligations under this Agreement and acknowledges that its only remedy in the event of a breach of this Agreement by Seller shall be the right (as limited by this Section 7.15) to seek money damages at law.

         Section 7.16 Termination without Breach. In the event either party desires to exercise any right expressly provided in this Agreement to terminate this Agreement, such party shall give written notice of such termination and the reason therefor to the other party. Thereafter, except in the event of a termination based upon a default by either party in the performance of its obligations under this Agreement, and effective as of the effective date of such notice, each party shall be released from its obligations hereunder and all monies and documents deposited into

Escrow shall be returned to the party which deposited them, all documents delivered by Seller to Buyer relating to the Property shall be returned to Seller; provided, however, that nothing herein shall limit Buyer's indemnity set forth in Section 2.3(b) and 7.14(c) hereof.


         Section 7.17 Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

         Section 7.18 Entire Agreement. This Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

         Section 7.19 Tax-Free Exchange. Buyer desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, for fee title to the Property, and in this regard Buyer expressly reserves the right to assign its rights, but not its obligations, under this Agreement to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)-1(g)(4) on or before the Closing Date, provided that same shall result in no delay in the Closing Date, be at no cost or expense to Seller, and Seller shall not be obligated to take title to any property in respect thereof.

         IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

                                               SELLER:

                                               METRIC INCOME TRUST SERIES, INC.,
                                               a California corporation

                                               By: /s/ R.A. Fiddaman
                                                   -----------------------------
                                               Its: President
                                                   -----------------------------

                                               BUYER:

                                               T.L. SWINT INDUSTRIES,
                                               an Illinois corporation


                                               By: /s/ Thomas L. Swint
                                                   -----------------------------
                                               Its:   President
                                                   -----------------------------
                                      -19-

                                    EXHIBIT A

                                Legal Description


         The following described real property, situated in the County of Cook and State of Illinois, known and described as follows, to wit:

         PARCEL ONE: Lot G-3 in Orland Square Planned Development Unit Number G-3, being a subdivision of a tract of land in the West 1/2 of the Southwest 1/4 of Section 10, Township 36 North, Range 12 East of the Third Principal Meridian, in Cook County, Illinois.

         PARCEL TWO: A non-exclusive easement for the benefit of Parcel One above as established by and contained in Article X, paragraph H, subparagraph (b) (i) of the Easement and Operating Agreement dated March 15, 1976 and recorded August 10, 1976 as Document Number 23591873, and as created by Deed dated March 13, 1981 and recorded March 25, 1981 as Document Number 25817163, for access, ingress and egress to Parcel One, in Cook County, Illinois.

                                    EXHIBIT B

                           List of Due Diligence Items


1.   Lease with Tenant and Amendment thereto.

2.   Most recent property tax bill.

3.   Copy of Seller's Title Insurance Policy and exceptions referred to therein.

4. Copies of approvals from Urban Investment and Development Co. (dated October 29, 1987) and the Village of Orland Park (dated February 12, 1988) to the redevelopment of the Real Property.

5. Copy of the Architect's Certificate with respect to the Real Property dated November 29, 1989.

6.   Copy of Zoning Letter from Orland Park dated November 17, 1989.

7. Copy of Certificate of Compliance and Occupancy from the Village of Orland Park dated July 30, 1988.

8.   Copy of the Village of Orland Park Receipt of Fees dated May 5, 1988.

9. Copy of Survey of Real Property dated February 4, 1988, last revised November 16, 1989.

                                    EXHIBIT C

                               M E M O R A N D U M

TO:             PORTFOLIO ACCOUNTING                           LEGAL
                Chui-San Lok                                   Herm Howerton

                ASSET MANAGEMENT                               RISK MANAGEMENT
                Ron Zuzack                                     George Fogelsong
                Ted Koros
                Lorenz Menrath
                Kathy Peterson

                                              cc:    Sandford T. Zatcoff
                                                     Property Sales Closing File


FROM:                Minton Newell

DATE:                May 24, 1996

SUBJECT:             INTERNAL DUE DILIGENCE:
                     Pearle Vision, Orland Park, IL (MITS)

                               RESPONSE MANDATORY



Pursuant to the proposed Agreement for Purchase and Sale by and between Metric Income Trust Series and T.L. Swint Industries, we are required to provide a certification to the buyer relative to our knowledge of certain conditions which may affect the property.

Please carefully read and review the attached. They are the pages from the contract which outline the warranties and representations we will be making as of the close of escrow (scheduled for 6/15/96). If you currently have knowledge of any facts which would make these representations untrue or incorrect, please immediately advise Marlene Weber at extension 2104. If you have no such knowledge, please advise accordingly. Send your signed copy of this statement to Marlene Weber. We must have your response by Friday, May 31, 1996.

We will also be required to make these same representations as of the closing date; should you become aware of any fact which would make these representations untrue prior to the closing date, please contact me immediately.

Pearle Vision Store                                                       Page 2
MITS
Internal Due Diligence
May 24, 1996






I have no knowledge of any facts which would make the attached representations untrue as of this date except as noted below.

EXCEPTIONS:

  None
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




H.H. Howerton                  Ronald E. Zuzack           George M. Foglesong
-------------------------      ---------------------      ----------------------
Printed Name                   Prined Name                Prined Name


\s\ H.H. Howerton              \s\ Ronald E. Zuzack       \s\George M. Foglesong
-------------------------      ---------------------      ----------------------
Signature                      Sigature                   Sigature


5-24-96                        5-24-96                    5-27-96
-------------------------      ---------------------      ----------------------
Date                           Date                       Date


Lorenz Menrath                 Theodore P. Koros          Chui-San Lok
-------------------------      ---------------------      ----------------------
Printed Name                   Printed Name               Prined Name


\s\ Lorenz Menrath             \s\ Theodore P. Koros      \s\ Chui-San Lok
-------------------------      ---------------------      ----------------------
Signature                      Signature                  Sigature


5-29-96                        6-04-96                    8-28-96
-------------------------      ---------------------      ----------------------
Date                           Date                       Date

                                        ATTACHMENT

[Copy of Section 4.1(b) of Purchase and Sale Agreement To Be Attached]

                                    EXHIBIT D

                        Form of Transfer Tax Declaration


Cook County and Illinois State Real Estate Transfer Declarations not filed with this Amendment. Metric Income Trust Series, Inc. agrees to provide the Securities and Exchange Commission copies of said Declarations upon request.

                                    EXHIBIT E
                                  Form of Deed

                              SPECIAL WARRANTY DEED
                                   (Illinois)


                                    96530422





                           Dept - 01 Recording $33.00
                        T#0012 Tran 1283 7/11/96 15:09:00
                              #1425 #CG #-96-530422
                              Cook County Recorder









Above Space for Recorder's Use Only

THIS INDENTURE, made this 10th day of July, 1996, between METRIC INCOME TRUST SERIES, INC., a California corporation doing business in Illinois as Metric Income Series, Inc., party of the first part, and T.L. SWINT INDUSTRIES, INC., an Illinois corporation, party of the second part, having an address at 7103 Sands Road, Crystal Lakes, Illinois 60014; WITNESSETH, THAT, the party of the first part, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by the party of the second part to the party of the first part, and other good and valuable consideration, the receipt whereof is hereby acknowledged, by these presents does REMISE, RELEASE, ALIEN AND CONVEY unto the party of the second part, and to its successors and assigns, FOREVER, all of the following described real property, situated in the County of Cook and State of Illinois, known and described as follows, to wit:

         PARCEL ONE: Lot G-3 in Orland Square Planned Development Unit Number G-3, being a subdivision of a tract of land in the West 1/2 of the Southwest 1/4 of Section 10, Township 36 North, Range 12 East of the Third Principal Meridian, in Cook County, Illinois.

--------------------------------------------------------------------------------




This instrument was prepared by:

Sanford H. Zatcoff, Esq.
Holt, Ney, Zatcoff & Wasserman
100 Galleria Parkway
Suite 600 Atlanta, Georgia 30339


Send subsequent tax bill to:

T.L. Swint Industries, Inc.
7103 Sands Road
Crystal Lake, Illinois  60014


After recording, this instrument should be mailed to:

Lawrence J. Moss, Esq.
D'Ancona & Pflaum
Suite 2900
30 North LaSalle Street
Chicago, Illinois  60602
Recorder's Box: 389-LJM

         PARCEL TWO: A non-exclusive easement for the benefit of Parcel One above as established by and contained in Article X, paragraph H, subparagraph (b) (i) of the Easement and Operating Agreement dated March 15, 1976 and recorded August 10, 1976 as Document Number 23591873, and as created by Deed dated March 13, 1981 and recorded March 25, 1981 as Document Number 25817163, for access, ingress and egress to Parcel One, in Cook County, Illinois.

         TOGETHER WITH all and singular the hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, of the party of the first part, either in law or equity, or, in and to the above described premises, with the hereditaments and appurtenances: TO HAVE AND TO HOLD the said premises as above described, with the appurtenances, unto the party of the second party, its successors and assigns FOREVER.

         And the said party of the first part, for itself and its heirs, successors and assigns, does covenant, promise and agree, to and with the party of the second part, its successors and assigns, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as herein recited; and that the said premises, against all persons lawfully claiming, or to claim the same, by, through or under it, it WILL WARRANT AND DEFEND, subject to those matters set forth on Exhibit A attached hereto and made a part hereof.

         The real property herein conveyed is not the party of the first part's homestead.

         PERMANENT REAL ESTATE INDEX NUMBER(S): 27-10-300-027-0000, Volume
146.

         Address of Real Estate: 24 Orland Square Drive, Orland Park, Illinois.



         [State of Illinois Real Estate Transfer Tax Stamps]

         IN WITNESS WHEREOF, the said party of the first part has signed, sealed and delivered this Special Warranty Deed, the day and year first above written.

                                       METRIC  INCOME  TRUST  SERIES,   INC.,  a
                                       California  corporation doing business in
                                       Illinois as Metric Income Series, Inc.


                                                  By:      /s/Robert A. Fiddaman
                                                           ---------------------
                                                  Name:    Robert A. Fiddaman,
                                                           ---------------------
                                                  Title:   President
                                                           ---------------------


                                                  Attest:  /s/Herman H. Howerton
                                                           ---------------------
                                                  Name:    Herman H. Howerton
                                                           ---------------------
                                                  Title:   Secretary
                                                           ---------------------

                                                         (CORPORATE SEAL)

STATE OF CALIFORNIA

COUNTY OF SAN FRANCISCO


         I, Tana J. Laura, a notary public in and for the state and county aforesaid, DO HEREBY CERTIFY that Robert A. Fiddaman and Herman H. Howerton, personally known to me to be the President and Secretary of Metric Income Trust Series, Inc., a California corporation doing business in Illinois as Metric Income Series, Inc. (the "Corporation") and known to me to be the same persons whose names are subscribed to the foregoing instrument as the President and Secretary of the Corporation, appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as the free act and deed of the Corporation for the uses and purposes therein set forth.

         GIVEN under my hand and official seal this 10th day of July, 1996.


                                                 /s/Tana J. Laura
                                                 -------------------------------
                                                 Notary Public

                                                         (NOTARY SEAL)

                                                 My Commission expires: 12/9/96

                                    EXHIBIT A


1. All unpaid taxes and assessments for 1995 and subsequent years, not yet due and payable.

2. Easement grant dated April 22, 1969, recorded May 1, 1969 as Document Number 20827449, Cook County, Illinois records, to the Village of Orland Park, a municipal corporation of Illinois, its successors and assigns, for a perpetual easement for the full and free right and authority to install, construct, and otherwise establish, and to operate and maintain water mains, fire hydrants, valves and water service facilities incidental thereto, sanitary sewer pipes, manholes, sewer connections and facilities incidental thereto, and storm sewer pipes and storm sewer service connections and facilities incidental thereto, in, on, upon, over, through and across or under the West 70 feet of the real property herein described; together with a temporary easement for the construction of the foregoing and storage of material over the East 50 feet of the West 120 feet of said real property; and the covenants and conditions therein contained.

3. Easement grant dated January 26, 1970, recorded February 3, 1970 as Document Number 21072709, aforesaid records, to the Village of Orland Park, a municipal corporation of Illinois, its successors and assigns, for a perpetual easement for the full and free right and authority to install, construct, and otherwise establish, and to operate and maintain water mains, fire hydrants, valves and water service facilities incidental thereto, sanitary sewer pipes, manholes and sewer connections and facilities incidental thereto, and storm sewer pipes and storm sewer service connections and facilities incidental thereto, in, on, upon, over, through and across or under the East 20 feet of the West 310 feet of the South 3/4 of the South West 1/4 of Section 10, and also the South 10 feet of the West 310 feet of the North West 1/4 of the North West 1/4 of the South West 1/4 of Section 10, and also the North 10 feet of the West 310 feet of the South West 1/4 of the North West 1/4 of the South West 1/4 of
     Section 10, together with a temporary easement for construction of the foregoing and storage of materials over the East 25 feet of the West 335 feet and the East 25 feet of the West 290 feet of the South 314 feet of the South West 1/4 of Section 10, also the North 40 feet of the South 50 feet of the West 310 feet of the North West 1/4 of the Northwest 1/4 of the South West 1/4 of Section 10, also the South 40 feet of the North 50 feet of the West 310 feet of the South West 1/4 of the North West 1/4 of the South West 1/4 of Section 10 aforesaid; and the covenants and the covenants and conditions therein contained.

4. Right-of-way grant dated March 8, 1974, recorded April 1, 1974 as Document Number 22670809, aforesaid records, granting to Texas Eastern Transmission Corporation, a Delaware corporation, it successors and assigns, a Right-of-Way and Easement to construct, lay, maintain, operate, alter, repair, remove, change the size of and replace one pipe line and appurtenances thereto (including without limitation, corrosion control equipment) for the transportation of oil, gas, petroleum products or any other liquids, gases, or substances which can be transported through a pipe line, under, upon, over and through the real property herein described, and the permanent right-of-way shall be 40 feet along the route shown on Exhibit II attached to said grant.

5. Easement in, upon, under, over and along the portion shown in Exhibit II attached to the grant of the land to install and maintain all equipment for the purpose of serving the land and other property with gas service, together with right of access to said equipment, as created by Grant of easement to Northern Illinois Gas Company dated December 3, 1974, recorded February 3, 1975 as Document Number 22984356, aforesaid records.

6. The following disclosed by plat of subdivision of Orland Square Planned Development Unit No. G-3, aforesaid records:

     (A) Easement over the Easterly 10 feet of Lot G-3 reserved for traffic control and directional signs, for the purpose of installing, constructing, placing, repairing and maintaining said signs for control of traffic within "Orland Square Planned Development," as shown on the plat of subdivision recorded as Document 25802755, aforesaid records.

     (B) Easement over the South 10 feet and approximately the East 20 feet of the West 70 feet of Lot G-3 as shown on the plat of subdivision, reserved for utilities for purposes of constructing, reconstructing, operating, repairing and maintaining underground utility service lines (both public and private), including but not limited to gas, electricity, telephone, water, sanitary sewer and storm sewer, and all appurtenances thereto, as shown on the plat of subdivision aforesaid recorded as Document 25802755, aforesaid records.

     (C) Easement over the West 10 feet of Lot G-3 reserved for pedestrian walk as shown on the plat of subdivision recorded as Document 25802755, aforesaid records.

     (D) Covenants and restrictions regarding construction over said platted easements, as contained on plat of subdivision recorded as Document Number 25802755, aforesaid records.

7. Terms, provisions and conditions relating to the easement described as Parcel Two contained in the instruments creating such easements. (Affects Parcel Two)

8. Rights of the adjoining owner or owners to the concurrent use of the easement described as Parcel Two. (Affects Parcel Two)

9. Covenants, conditions and restrictions contained in Covenants, Conditions and Restrictions Agreement dated March 13, 1981, recorded March 25, 1981 as Document Number 25817165, aforesaid records.

10. Terms, provisions and conditions contained in Lease Agreement dated February 18, 1987 by and between Anthony A. Petrarca, Lessor, and Eyelab, Inc., Lessee, as assigned by Anthony A. Petrarca to Metric Income Trust Series, Inc. by Assignment of Lease and Intangible Property dated November 29, 1989, as amended.

11. Claim or claims of a right, title or interest in and to the real property herein described by Forsythia Realty Corporation or Vistabella Realty Corporation, or their respective successors and assigns, arising out of those matters which are the subject of that certain pending lawsuit styled Anthony A. Petrarca v. Forsythia Realty Corporation and Vistabella Realty Corporation, in Case No. 89-C-3070 in the United States District Court for the Northern District of Illinois, Eastern Division.

12. Rights of The Commonwealth Edison Company as disclosed by utility line within the north 10 feet of the real property herein described, as disclosed by survey dated February 4, 1986, updated May 11, 1988, December 27, 1988, February 7, 1989 and October 11, 1989 made by Joseph A. Schudt and Associates, Project No. 87-132215.

                                    EXHIBIT F
                           Form of General Assignment


                               GENERAL ASSIGNMENT


         FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, METRIC INCOME TRUST SERIES, INC., a California corporation ("Assignor"), hereby assigns, transfers and conveys to T.L. SWINT INDUSTRIES, an Illinois corporation ("Assignee"), all of Assignor's right, title and interest in and to the Intangible Property, as that term is defined in that certain Agreement for Purchase and Sale of Real Property (the "Agreement") dated as of May 16, 1996 entered into by and between Assignor, as Seller, and Assignee, as Buyer.

         Assignee hereby assumes and agrees to keep, perform and fulfill all of Assignor's obligations as obligor under any of the following contracts (the "Assigned Contracts"): that certain Lease Agreement dated February 18, 1988 between Anthony A. Petrarca as, Landlord, and Eyelab, Inc., as Tenant, as assigned by Anthony A. Petrarca to Assignor by Assignment of Lease and Intangible Property dated November 29, 1989, as amended through the date hereof; any service contracts pertaining to the Real Property (as defined in the Agreement), any governmental licenses, permits and approvals held by Assignor relating to the occupancy or use of the Real Property, and any existing warranties held by Assignor and given by third parties with respect to the Real Property. Assignee also agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys' fees) arising in connection with the Assigned Contracts and relating to the period after Closing.

         Assignor hereby covenants and warrants that it has performed all of the obligations to be performed by Assignor pursuant to and in accordance with, or with respect to, the Assigned Contracts and agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys' fees) arising in connection with the Assigned Contracts and relating to the period prior to Closing.

         This General Assignment is given pursuant to the Agreement.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this General Assignment as of July 10, 1996.

                                               ASSIGNOR:

                                               METRIC INCOME TRUST SERIES, INC.,
                                               a California corporation


                                               By: \s\ Robert A. Fiddaman
                                                   -----------------------------
                                               Its: President
                                                   -----------------------------

                                              ASSIGNEE:

                                              T.L. SWINT INDUSTRIES, an Illinois
                                              corporation


                                              By:  Thomas L. Swint
                                                   -----------------------------
                                              Its: President

                                    EXHIBIT G
                              Form of Bill of Sale


                                  BILL OF SALE


         For valuable consideration, receipt of which is acknowledged, METRIC INCOME TRUST SERIES, INC., a California corporation, ("Seller"), grants, sells, transfers and assigns to T.L. SWINT INDUSTRIES, an Illinois corporation ("Buyer"), all of the personal property described in Schedule 1 attached hereto and by this reference incorporated herein. Buyer acknowledges and agrees that such personal property is sold to and shall be accepted by Buyer in its "As-Is" condition and WITH ALL FAULTS and without any representation of any kind or nature except to the extent, if any, specifically made in that certain Agreement for Purchase and Sale of Real Property dated as of May 16, 1996 between Seller and Buyer.

         IN WITNESS WHEREOF, Seller has executed this Bill of Sale this 10th day of July, 1996.


                                               SELLER:

                                               METRIC INCOME TRUST SERIES, INC.,
                                               a California corporation


                                               By: \s\ Robert A. Fiddaman
                                                   -----------------------------
                                               Its: President
                                                   -----------------------------

STATE OF CALIFORNIA

COUNTY OF SAN FRANCISCO


         I, Tana J. Laura, a notary public in and for the state and county aforesaid, DO HEREBY CERTIFY that Robert A. Fiddaman and Herman H. Howerton, personally known to me to be the President and Secretary of Metric Income Trust Series, Inc., a California corporation doing business in Illinois as Metric Income Series, Inc. (the "Corporation") and known to me to be the same persons whose names are subscribed to the foregoing instrument as the President and Secretary of the Corporation, appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as the free act and deed of the Corporation for the uses and purposes therein set forth.

         GIVEN under my hand and official seal this 10th day of July, 1996.


                                                 /s/Tana J. Laura
                                                 -------------------------------
                                                 Notary Public

                                                          (NOTARY SEAL)

                                                 My Commission expires: 12/9/96

                                   SCHEDULE 1

                          Schedule of Personal Property

                                      None

                                    EXHIBIT H
                           Form of Assignment of Lease


                               ASSIGNMENT OF LEASE

         This ASSIGNMENT is entered into this 10th day of July, 1996, by and between METRIC INCOME TRUST SERIES, INC., a California corporation ("Assignor"), and T.L. SWINT INDUSTRIES, an Illinois corporation ("Assignee").

RECITALS

         A.  Assignor is the  landlord  under that  certain  lease  described on
Schedule 1 attached hereto (the "Lease") relating to that certain real property described in Schedule 2 attached hereto (the "Property").

         B. Assignor and Assignee are parties to that certain Agreement for Purchase and Sale of Real Property dated as of May 16, 1996 pursuant to which Assignor has agreed to sell and Assignee has agreed to purchase the Property and Assignor has agreed to assign and Assignee has agreed to assume the Lease.

         For valuable consideration, receipt of which is acknowledged, Assignor and Assignee agree as follows:

         1. Assignor assigns to Assignee all of the right, title and interest of Assignor in the Lease.

         2. Assignor agrees to indemnify and hold Assignee harmless from and against any and all losses, costs, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, accruing prior to the date hereof and arising out of the Lease.

         3. Assignee assumes as of and from the date hereof all of Assignor's obligations under the Lease.

         4. Assignee agrees to indemnify and hold Assignor harmless from and against any and all losses, costs, liabilities, damages and expenses including, without limitation, reasonable attorneys' fees, accruing on or after the date hereof and arising out of the Lease.

         5. If Assignor or Assignee is required to employ counsel to enforce any of the terms of this Agreement or for damages by reason of any alleged breach of this Agreement or for a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs incurred.

         6. This Assignment shall be binding on, and inure to the benefit of, the parties hereto, their successors in interest, and assigns.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first hereinabove written.


                                               ASSIGNOR:

Signed sealed and delivered
in the presence of:                            METRIC INCOME TRUST SERIES, INC.,
                                               a California corporation
\s\ Marlene Weber
------------------
Unofficial Witness

\s\ Tana J. Laura                              By: \s\ Robert A. Fiddaman
------------------                                ------------------------------
Notary Public
                                               Its: President
                                                  ------------------------------

         (NOTARY SEAL)

                                              ASSIGNEE:

Signed sealed and delivered
in the presence of:                           T.L. SWINT INDUSTRIES, an Illinois
                                              corporation
 \s\
------------------
Unofficial Witness

 \s\ Rose Zawacki                             By:  Thomas L. Swint
------------------                                ------------------------------
Notary Public
                                              Its: President
                                                  ------------------------------

         (NOTARY SEAL)

                                   SCHEDULE 1

                                Schedule of Lease


Lease Agreement dated February 18, 1988 between Anthony A. Petrarca as Landlord and Eyelab, Inc., as Tenant, as assigned by Anthony A. Petrarca to Metric Income Trust Series, Inc. by Assignment of Lease and Intangible Property dated November 29, 1989, as amended through the date hereof.

                                   SCHEDULE 2


                                Legal Description


         PARCEL ONE: Lot G-3 in Orland Square Planned Development Unit Number G-3, being a subdivision of a tract of land in the West 1/2 of the Southwest 1/4 of Section 10, Township 36 North, Range 12 East of the Third Principal Meridian, in Cook County, Illinois.

         PARCEL TWO: A non-exclusive easement for the benefit of Parcel One above as established by and contained in Article X, paragraph H, subparagraph (b) (i) of the Easement and Operating Agreement dated March 15, 1976 and recorded August 10, 1976 as Document Number 23591873, and as created by Deed dated March 13, 1981 and recorded March 25, 1981 as Document Number 25817163, for access, ingress and egress to Parcel One, in Cook County, Illinois.

                                    EXHIBIT I
                           Form of FIRPTA Certificate

                               FIRPTA Certificate


         To inform T.L. SWINT INDUSTRIES, an Illinois corporation ("Transferee"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Codes"), will not be required upon transfer of certain real property to Transferee by METRIC INCOME TRUST SERIES, INC., a California corporation, ("Transferor"), the undersigned hereby certifies the following on behalf of Transferor:

         1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

         2. Transferor's U.S. employer identification/social security number is as follows: 94-3087630.

         3. Transferor's office address is: c/o Metric Realty, 1 California Street, Suite 1400, San Francisco, California 94111-5415.

         Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

         Transferor understand that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

         Transferor hereby agrees to indemnify, protect, defend and hold Transferee harmless from and against any and all obligations, liabilities, claims, losses, actions, causes of action, rights, demands, damages, costs and expenses of every kind, nature or character whatsoever (including, without limitation, attorneys' and paralegals' fees and costs and court costs) incurred by Transferee as a result of: (i) Transferor's failure to pay U.S. Federal income tax which the Transferor is required to pay under applicable U.S. arising in connection with the subject transaction; or (ii) any false or misleading statement contained herein.

         Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

                  Date: July 10, 1996


                                               TRANSFEROR:

                                               METRIC INCOME TRUST SERIES, INC.,
                                               a California corporation


                                               By: \s\ Robert A. Fiddaman
                                                  ------------------------------
                                               Its: President
                                                  ------------------------------

                                    EXHIBIT J

                         Form of Title Insurance Policy


Chicago Title Insurance Company Commitment for Title Insurance, Order No.: 1401 007606623 D1, effective June 26, 1996 not filed with this Amendment. Metric Income Trust Series, Inc. agrees to provide the Securities and Exchange Commission a copy of said Policy upon request.

                                    EXHIBIT K

                           Form of Affidavit of Title


Affidavit of Title not filed with this Amendment. Metric Income Trust Series, Inc. agrees to provide the Securities and Exchange Commission a copy of said Affidavit upon request.

                                    EXHIBIT L

                     Form of Illinois Department of Revenue
                  Notice of Sale or Purchase of Business Assets



Illinois Department of Revenue Form NUC-542-A, Notice of Sale or Purchase of Business Assets, not filed with this Amendment. Metric Income Trust Series, Inc. agrees to provide the Securities and Exchange Commission a copy of said Form upon request.

                                    EXHIBIT M
                            Form of Letter to Tenant


                                Letter to Tenant


                                                   July 10, 1996

Pearle Vision, Inc.
==========================

Re:      Lease  Agreement (the "Lease") dated February 18, 1988 between  Anthony
         A. Petrarca, as Landlord and Eyelab, Inc., as Tenant, as assigned by Anthony A. Petrarca to Metric Income Trust Series, Inc. by Assignment of Lease and Intangible Property dated November 29, 1989, as amended through the date hereof, with respect to approximately 5,888 square foot free-standing retail store located at 24 Orland Square Drive, Orland Park, Illinois

Gentlemen:

         You are hereby notified that Metric Income Trust Series, Inc. has sold its fee interest in the property located at 24 Orland Square Drive, Orland Park, Illinois and has assigned its interest as Landlord under your Lease to T.L. Swint Industries ("Buyer").

         You are further notified that any prepaid rents under your Lease have been transferred to Buyer.

         You are further notified that commencing as of the date hereof, all rental payments under your Lease should be paid to Buyer. Please make your rent checks payable to T.L. Swint Industries, Inc., and please mail the rent checks to 7103 Sands Road, Crystal Lake, Illinois 60014.

         Please have a new insurance certificate issued with respect to all insurances which you are required to carry pursuant to the Lease naming T.L. Swint Industries as the Owner and Landlord instead of Metric Income Trust Series, Inc., and send the new insurance certificate to the address in the preceding paragraph.

         Any written notices you desire or are required to make to the Landlord under your lease should be sent to the Buyer at the above address.

                                               Very truly yours,

                                               METRIC INCOME TRUST SERIES, INC.


                                               By:\s\ Robert A. Fiddaman
                                               Robert A. Fiddaman
                                               President

                                    EXHIBIT N

                          Form of Estoppel Certificate
                                                                  June 19, 1996

Re: Lease Agreement dated February 18, 1988 between Anthony A. Petrarca, as Lessor, and Pearle Vision, Inc., f/k/a Eyelab, Inc. ("Lessee"), as Tenant, as assigned by Anthony A. Petrarca to Metric Income Trust Series, Inc. ("Lessor") by Assignment of Lease and Intangible Property dated November 29, 1989, as amended through the date hereof (the "Lease") with respect to an approximately 5,888 square foot free-standing retail store located at 24 Orland Square Drive, Orland Park, Illinois

Gentlemen:

         Lessee understands that T.L. Swint Industries, an Illinois corporation, is considering acquiring the above-referenced building (the "Building") and has requested certain information from Lessee relative to its Lease.

         Therefore, with respect to the Lease, Lessee hereby acknowledges the following:

         1. A complete, true and accurate copy of the Lease and all amendments or modifications thereto is attached hereto as
                  Schedule 1.

         2.       Lessee has accepted the premises demised under the Lease.

         3. The Commencement Date of the Lease is August 1, 1988 and the term will terminate on September 30, 2002, subject to two five year renewal options.

         4. Lessee has paid Lessor a security deposit under the Lease in the amount of $ -0-.

         5. Current base monthly rental under the Lease is $11,000.00 which has been paid through and including June 30, 1996.

         6. To Lessee's actual knowledge, there are no defaults of Lessor under the Lease nor any existing conditions which upon the giving of notice or lapse of time or both would constitute a default under the Lease except as follows:

         7. Lessee has been billed and has paid $812.00 for insurance reimbursement to Lessor applicable to the period of time commencing October 1, 1994 through October 1, 1995.



                                                       Lessee:

                                                       PEARLE VISION, INC.

                                                       By:\s\ Suk Singh
                                                          ----------------------
                                                       Suk Singh

                                                       Its: Vice President
                                                            --------------------
Dated: June 19, 1996                                   Real Estate Construction

                                   SCHEDULE 1

                                      Lease



Lease by and between Anthony A. Petrarca (Landlord) and Eyelab, Inc. (Tenant) not filed with this Amendment. Metric Income Trust Series, Inc. agrees to provide the Securities and Exchange Commission a copy of said lease upon request.